                                                ------------------------------
                                                         OMB APPROVAL
[x] Check box if no longer                 ------------------------------
    subject to Section 16. Form 4 or            OMB Number           3235-0287
    Form 5 obligations may continue.            Expires:     December 31, 2001
    See Instruction 1(b).
                                                ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
______________________________________________________________________________
1.   Name and Address of Reporting Person*

   GLAXO WELLCOME INC.
______________________________________________________________________________
   (Last)                           (First)             (Middle)

   7333 Mississauga Road North
______________________________________________________________________________
                                    (Street)
   Mississauga, Ontario L5N,6L4, Canada
______________________________________________________________________________
   (City)                           (State)              (Zip)
______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     CliniChem Development Inc. (CCHE)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     N/A
______________________________________________________________________________
4.   Statement for Month/Year
     July 2000
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)
     N/A
==============================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)
     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)
     [_]  Form filed by One Reporting Person
     [x]  Form filed by more than One Reporting Person
______________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         (month/day/year) Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares                  07/28/2000     S              396,274      D     $9.63     -0-           D (See
                                                                                                                (1) below)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                 Page 3 of 4
Explanation of Responses:

(1) At the time of disposition, these 396,274 shares were held of record by the Reporting Person on behalf of its parent company, Glaxo Wellcome International B.V.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
        Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB
Number.

         GLAXO WELLCOME INC.                             August 7, 2000
---------------------------------------------            ---------------
By:       /s/  Patrick M. McGrade                             Date
--------------------------------------
    Name:  Patrick M. McGrade
    Title: Assistant Corporate Secretary

  ** Signature of Reporting Person

                                                ------------------------------
                                                         OMB APPROVAL
[x] Check box if no longer                      ------------------------------
    subject to Section 16. Form 4 or            OMB Number           3235-0287
    Form 5 obligations may continue.            Expires:     December 31, 2001
    See Instruction 1(b).
                                                ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
______________________________________________________________________________
1.   Name and Address of Reporting Person*

   GLAXO WELLCOME INTERNATIONAL B.V.
______________________________________________________________________________
   (Last)                           (First)             (Middle)

   Huis ter Heideweg 62
______________________________________________________________________________
                                    (Street)
   2705 LZ, Zeist, The Netherlands
______________________________________________________________________________
   (City)                           (State)              (Zip)
______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     CliniChem Development Inc. (CCHE)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     N/A
______________________________________________________________________________
4.   Statement for Month/Year
     July 2000
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)
     N/A
==============================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)
     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)
     [_]  Form filed by One Reporting Person
     [x]  Form filed by more than One Reporting Person
______________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction     (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (month/day/year)  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares                  07/28/2000     S              396,274      D     $9.63     -0-           I       (See
                                                                                                                        (2) below)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                 Page 3 of 4
Explanation of Responses:

(1) As the parent company of Glaxo Wellcome Inc., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Class A Common Shares held of record by Glaxo Wellcome Inc. The Reporting Person may therefore be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) At the time of disposition, these 396,274 shares were held of record by Glaxo Wellcome Inc., a wholly-owned subsidiary of the Reporting Person, on behalf of the Reporting Person.


Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
        Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB
Number.

     GLAXO WELLCOME INTERNATIONAL B.V.                   August 7, 2000
---------------------------------------------            ---------------
By:       /s/  Onno Rethmeier                                  Date
    -----------------------------------------
    Name:  Onno Rethmeier
    Title: Director

** Signature of Reporting Person

                                                ------------------------------
                                                         OMB APPROVAL
[x] Check box if no longer                 ------------------------------
    subject to Section 16. Form 4 or            OMB Number           3235-0287
    Form 5 obligations may continue.            Expires:     December 31, 2001
    See Instruction 1(b).
                                                ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
______________________________________________________________________________
1.   Name and Address of Reporting Person*

   GLAXO WELLCOME HOLDINGS LIMITED
______________________________________________________________________________
   (Last)                           (First)             (Middle)

   Greenford, Middlesex, UB6 ONN, England
______________________________________________________________________________
                                    (Street)

______________________________________________________________________________
   (City)                           (State)              (Zip)
______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     CliniChem Development Inc. (CCHE)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     N/A
______________________________________________________________________________
4.   Statement for Month/Year
     July 2000
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)
     N/A
==============================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)
     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)
     [_]  Form filed by One Reporting Person
     [x]  Form filed by more than One Reporting Person
______________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.                                         Code         -------------------------------
                                                                                                 Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         (month/day/year)  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares                  07/28/2000     S              396,274      D     $9.63     -0-           I          (See (2)
                                                                                                                           below)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                 Page 3 of 4
Explanation of Responses:

(1) As the parent company of Glaxo Wellcome International B.V., which owns 100% of Glaxo Wellcome Inc., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Class A Common Shares held of record by Glaxo Wellcome Inc. The Reporting Person may therefore be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) At the time of disposition, these 396,274 shares were held of record by Glaxo Wellcome Inc., a wholly-owned subsidiary of Glaxo Wellcome International B.V., which in turn is a wholly-owned subsidiary of the Reporting Person.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
        Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB
Number.

         GLAXO WELLCOME HOLDINGS LIMITED                 August 7, 2000
---------------------------------------------            ---------------
By:       /s/  Victoria Llewellyn                             Date
     ----------------------------------------
    Name:  Victoria Llewellyn
    Title: Assistant Company Secretary

  ** Signature of Reporting Person

                                                ------------------------------
                                                         OMB APPROVAL
[x] Check box if no longer                 ------------------------------
    subject to Section 16. Form 4 or            OMB Number           3235-0287
    Form 5 obligations may continue.            Expires:     December 31, 2001
    See Instruction 1(b).
                                                ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
______________________________________________________________________________
1.   Name and Address of Reporting Person*

   WELLCOME LIMITED
______________________________________________________________________________
   (Last)                           (First)             (Middle)

   Glaxo Wellcome House, Berkeley Avenue
______________________________________________________________________________
                                    (Street)
   Greenford, Middlesex, UB6 ONN, England
______________________________________________________________________________
   (City)                           (State)              (Zip)
______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     CliniChem Development Inc. (CCHE)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     N/A
______________________________________________________________________________
4.   Statement for Month/Year
     July 2000
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)
     N/A
==============================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)
     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)
     [_]  Form filed by One Reporting Person
     [x]  Form filed by more than One Reporting Person
______________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                 2.                 Code         ------------------------------- Owned at End   (D) or    Indirect
1.                               Transaction       (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                Date               ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                      (month/day/year)    Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares                  07/28/2000     S              396,274      D     $9.63     -0-           I        (See (2)
                                                                                                                          below)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                 Page 3 of 4
Explanation of Responses:

(1) As the 83.3% owner of Glaxo Wellcome Holdings Limited, which owns 100% of Glaxo Wellcome International B.V., which in turn owns 100% of Glaxo Wellcome Inc., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Class A Common Shares held of record by Glaxo Wellcome Inc. Accordingly, the Reporting Person may be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) At the time of disposition, these 396,274 shares were held of record by Glaxo Wellcome Inc., which is a wholly-owned subsidiary of Glaxo Wellcome International B.V., which in turn is a wholly-owned subsidiary of Glaxo Wellcome Holdings Limited, which is 83.3% owned by the Reporting Person.


Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
        Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB
Number.

         GLAXO WELLCOME INC.                             August 7, 2000
---------------------------------------------            ---------------
By:       /s/  S.M. Bicknell                                   Date
--------------------------------------
    Name:  S.M. Bicknell
    Title: Assistant Secretary

  ** Signature of Reporting Person

                                                ------------------------------
                                                         OMB APPROVAL
[x] Check box if no longer                 ------------------------------
    subject to Section 16. Form 4 or            OMB Number           3235-0287
    Form 5 obligations may continue.            Expires:     December 31, 2001
    See Instruction 1(b).
                                                ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
______________________________________________________________________________
1.   Name and Address of Reporting Person*

   GLAXO WELLCOME PLC
______________________________________________________________________________
   (Last)                           (First)             (Middle)

   Glaxo Wellcome House, Berkeley Avenue
______________________________________________________________________________
                                    (Street)
   Greenford, Middlesex, UB6 ONN, England
______________________________________________________________________________
   (City)                           (State)              (Zip)
______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     CliniChem Development Inc. (CCHE)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     N/A
______________________________________________________________________________
4.   Statement for Month/Year
     July 2000
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)
     N/A
==============================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)
     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)
     [_]  Form filed by One Reporting Person
     [x]  Form filed by more than One Reporting Person
______________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                  2.                Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                Transaction       (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                 Date              ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (month/day/year)  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares                  07/28/2000     S              396,274      D     $9.63     -0-           I        (See (2)
                                                                                                                         below)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                 Page 3 of 4
Explanation of Responses:

(1) As the parent company of Wellcome Limited, which owns 83.3% of Glaxo Wellcome Holdings Limited, which in turn owns 100% of Glaxo Wellcome International B.V., which owns 100% of Glaxo Wellcome Inc., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Class A Common Shares held of record by Glaxo Wellcome Inc. and, therefore, may be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) At the time of disposition, these 396,274 shares were held of record by Glaxo Wellcome Inc., which is a wholly-owned subsidiary of Glaxo Wellcome International B.V., which in turn is a wholly-owned subsidiary of Glaxo Wellcome Holdings Limited, which is 83.3% owned by Wellcome Limited, which is a wholly-owned subsidiary of the Reporting Person.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
        Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB
Number.

         GLAXO WELLCOME PLC                              August 7, 2000
---------------------------------------------            ---------------
By:       /s/  S.M. Bicknell                                  Date
       --------------------------------------
    Name:  S.M. Bicknell
    Title: Assistant Corporate Secretary

  ** Signature of Reporting Person


                                 Page 4 of 4